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                                                                     Exhibit 1.1


                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)

               (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                                  ANNOUNCEMENT

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The board of directors of the Company hereby announces that a board meeting and a meeting of the Company's supervisory committee were held on 5th April, 2004.
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The board of directors of China Eastern Airlines Corporation Limited (the
"COMPANY") hereby announces that a board meeting of the Company (the "BOARD MEETING") and a meeting of the Company's supervisory committee were held on 5th April, 2004.

1. At the Board Meeting, the Company's audited consolidated financial statements for the financial year ended 31st December, 2003 (which were reviewed by the Company's supervisory committee at its meeting held on 5th April, 2004) were approved, and the preliminary announcement in relation to the Company's 2003 annual results was approved for publication.

2. Subject to approval by the shareholders of the Company at its 2003 annual general meeting to be convened, the re-appointments of Shanghai Zhonghua Certified Public Accountants as the Company's domestic auditors and PricewaterhouseCoopers, Certified Public Accountants, Hong Kong as the Company's international auditors, both for the financial year ending 31st December, 2004, were approved at the Board Meeting.

3. Mr. Zhou Liguo was appointed as the Company's deputy general manager with effect from the conclusion of the Board Meeting.

     Mr. Zhou is currently the Company's chief economic official. He joined the civil aviation industry in 1981, and attended the Air Force Changchun First Reserve Flight School from 1966 to 1967 and the Harbin First Navigation School from 1967 to 1969. Mr. Zhou performed his military service with the 34th Division of the Air Force from 1969 to 1981, and served as squadron leader in the 5th Fleet of the Civil Aviation from 1984 to 1988. Mr. Zhou was deputy fleet leader of China Eastern Airlines' Shanghai Fleet from 1988 to 1992, and leader of the said fleet from 1992 to 1997. From 1997 to 2000, he served as general manager and deputy party secretary of the Company's General Flight Department. In 2000 he became assistant general manager of the Company, and from 2000 to 2003 he served as general manager and deputy party secretary of China Cargo Airlines Limited. Mr. Zhou became the Company's chief economic official since December, 2003. Mr. Zhou received college education and holds the title of First Class Pilot.



                                           By order of the board of directors of
                                                  CHINA EASTERN AIRLINES
                                                    CORPORATION LIMITED
                                                         LUO ZHUPING
                                                      Company Secretary


Shanghai, the People's Republic of China
5th April, 2004